Exhibit 10.10
MASTER EQUIPMENT SUBLEASE
     THIS MASTER EQUIPMENT SUBLEASE (this “Sublease”) is made as of                      , 2007 by and between PEC EQUIPMENT COMPANY, LLC, a Delaware limited liability company (“Sublessor”), and [PATRIOT COAL CORPORATION], a Delaware corporation (“Sublessee”). Sublessor and Sublessee are each sometimes referred to herein as a “Party” and together as the “Parties”.
     WHEREAS, Sublessor has heretofore entered into, and is currently the lessee under, the equipment leases and equipment schedules thereto identified on Exhibit A hereto (such leases and schedules, the “Prime Leases” and “Applicable Equipment Schedules”, respectively; with the equipment identified on the Applicable Equipment Schedules, the “Equipment”; and with the lessors of the Equipment under the Prime Leases and Applicable Equipment Schedules, the “Prime Lessors”);
     WHEREAS, Sublessee and Peabody Energy Corporation (“Peabody Energy”), the ultimate parent corporation of Sublessor and Sublessee, have entered into that certain Separation Agreement, Plan of Reorganization and Distribution dated as of                      , 2007 (the “Separation Agreement”) pursuant to which Peabody Energy will (i) contribute, or cause its subsidiaries to contribute, the Patriot Assets to Sublessee and (ii) distribute all of the capital stock of Sublessee to Peabody Energy’s shareholders (such transactions collectively, the “Reorganization”);
     WHEREAS, the Parties intend for the Equipment to be used by Sublessee following the completion of the Reorganization in connection with Sublessee’s operation of the Patriot Business and, therefore, wish to enter into this Sublease, whereby Sublessee will sublease the Equipment from Sublessor; and
     WHEREAS, capitalized terms used but not defined in this Sublease will have the meanings given to them in the Separation Agreement;
     NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
     1. Assignment and Novation. In order to complete the transition of the Patriot Business from Peabody Energy to Sublessee as contemplated by the Separation Agreement, and as it is the Parties’ intent that Sublessee succeed to and assume all obligations and rights of Sublessor under the Prime Leases and the Applicable Equipment Schedules with respect to the Equipment, Sublessee and Sublessor will use their commercially reasonable efforts to obtain from each Prime Lessor a full assignment and novation of each Prime Lease and Applicable Equipment Schedule insofar as they relate to the Equipment. To the extent the Parties are unable to obtain such assignment and novation, and in any event from the Effective Time until the obtaining of such assignment and novation, Sublessor hereby subleases to Sublessee, and

Sublessee hereby subleases from Sublessor, the Equipment on and subject to the terms and conditions of this Sublease.
     2. Sublease General Provisions and Rules of Construction.
          (a) Prime Lease Terms. The text of the Prime Leases and Applicable Equipment Schedules are hereby incorporated by reference, with the same force and effect as if such text were fully set forth herein, subject to Section 2(b). Sublessee hereby assumes toward Sublessor all obligations and responsibilities that Sublessor assumes toward Prime Lessor under the Prime Leases and Applicable Equipment Schedules, and Sublessor will have the benefit of all rights and remedies against Sublessee that each Prime Lessor has against Sublessor under the Prime Leases and Applicable Equipment Schedules, in each case subject to Section 2(b). Whenever necessary to make the text of any Prime Lease or Applicable Equipment Schedule applicable to this Sublease, all references in such Prime Lease or Applicable Equipment Schedule that are intended to refer to the lessor of the Equipment (regardless of whether or not “lessor” or any other title or identifying term is used) will mean Sublessor, and all references in such Prime Lease and Applicable Equipment Schedule that are intended to refer to the lessee of the Equipment (regardless of whether or not “lessee” or any other title or identifying term is used) will mean Sublessee. Sublessor will provide Sublessee a true, complete and correct copy of each Prime Lease and Applicable Equipment Schedule.
          (b) Order of Precedence. Notwithstanding Section 2(a) to the contrary, the terms and conditions of the Prime Leases and Applicable Equipment Schedules as incorporated into this Sublease are subject to the modifications thereto set forth herein. Furthermore, in the event of a conflict or inconsistency between the terms and conditions of this Sublease and those of any Prime Lease or Applicable Equipment Schedule, the terms and conditions of this Sublease will control.
          (c) Relationship between Sublessee and Prime Lessors. This Sublease does not constitute an assignment of any Prime Lease or Applicable Equipment Schedule, and there will be no privity of contract between Sublessee and any Prime Lessor regarding this Sublease or any Prime Lease or Applicable Equipment Schedule.
          (d) Limitation of Sublessor’s Obligations. Except as otherwise specifically provided in this Sublease, Sublessor will have no duty to perform any obligations of any Prime Lessor under any Prime Lease or Applicable Equipment Schedule. Any and all representations, warranties, covenants, obligations and responsibilities of a Prime Lessor under a Prime Lease or Applicable Equipment Schedule are to be kept, provided and performed by such Prime Lessor and are not the responsibility or obligation of Sublessor under this Sublease. In addition, no default, failure or delay by any Prime Lessor under a Prime Lease or Applicable Equipment Schedule will affect this Sublease or waive or defer the performance of any of Sublessee’s obligations hereunder, except to the extent that such default, failure or delay excuses performance by Sublessor under the relevant Prime Lease or Applicable Equipment Schedule. Sublessor’s sole and exclusive obligation in such case will be to use commercially reasonable efforts to assist Sublessee in the enforcement of the relevant Prime Lease or Applicable Equipment Schedule, provided that Sublessee pays or reimburses Sublessor upon demand for all out of pocket expenses incurred by Sublessor in providing such assistance.

          (e) Title to Equipment. Except as provided in Section 3(i), under no circumstances will Sublessor hold or acquire title to the Equipment.
          (f) Amendments and Termination. Without first obtaining Sublessee’s prior written consent, Sublessor will not: (i) in any way amend, modify, supplement or terminate any Prime Lease or Applicable Equipment Schedule; or (ii) take any action that would reasonably be expected to have a material adverse effect on Sublessee and/or Sublessee’s right to use the Equipment for its intended purpose in accordance with the terms and conditions of this Sublease.
          (g) Notices and Information. To the extent certain provisions of a Prime Lease or Applicable Equipment Schedule require that the Prime Lessor or Sublessor provide the other with notice within a period of two (2) business days or less, for purposes of incorporating such requirement into this Sublease, each party hereto will use commercially reasonable efforts to promptly relay such notice to the other party, taking into consideration the notice requirement under such Prime Lease. In all other situations under a Prime Lease or Applicable Equipment Schedule requiring the Prime Lessor to provide notice or information to Sublessor within a period of time greater than two (2) business days, for purposes of incorporating such requirement into this Sublease, such period of time shall be extended by two (2) business days to account for the possibility that the Prime Lessor may not provide such notice or information to Sublessor until the end of the specified period, provided, however, that upon receipt of any notice given by the Prime Lessor, Sublessor will use commercially reasonable efforts to promptly forward such notice to Sublessee. Likewise, except for any provisions under a Prime Lease or Applicable Equipment Schedule requiring two (2) business days’ or less notice, whenever a Prime Lease or Applicable Equipment Schedule requires Sublessor to provide notice or information to the Prime Lessor within a specified period of time, for purposes of incorporating such requirement into this Sublease, such period of time will be shortened by two (2) business days to provide Sublessor sufficient time to provide the same notice or information to the Prime Lessor under the Prime Lease or Applicable Equipment Schedule .
          (h) Other Equipment Subject to Prime Leases. In addition to the Equipment, Sublessor may also lease other equipment under the Prime Leases. Such other equipment will not be subleased to Sublessee under, and is not otherwise subject to, this Sublease.
     3. Sublease Terms and Conditions.
          (a) Effective Time and Term. This Sublease will be effective as of the Effective Time and will continue in effect, with respect to each piece of Equipment, until the expiration or termination of the Applicable Equipment Schedule associated with such piece of Equipment.
          (b) Rent. At least three (3) business days prior to the due date set forth in each Prime Lease or Applicable Equipment Schedule, Sublessee will pay to Sublessor (A) all rental payments relating to the Equipment (whether denominated “rent,” “additional rent” or otherwise) under such Prime Lease or Applicable Equipment Schedule, and (B) all other amounts relating to the Equipment that become due under such Prime Lease or Applicable Equipment Schedule (whether for taxes, interest on past-due amounts, late fees or otherwise, but excluding interest, late fees and other amounts imposed as a result of Sublessor’s breach of the Prime Lease or Applicable Equipment Schedule that does not relate to Sublessee’s breach of this Sublease).

Once received from Sublessee, Sublessor will be responsible to pay such amounts to the Prime Lessors.
     (c) Possession and Use of Equipment.
          (i) Sublessee will not, without Sublessor’s prior written consent or except as otherwise permitted under Section 3(c)(ii), the relevant Prime Lease or the relevant Applicable Equipment Schedule, part with possession or control of the Equipment or any part thereof or attempt to sell, assign, pledge, or otherwise encumber or transfer any interest under this Sublease, any Prime Lease or any Applicable Equipment Schedule. Sublessee will use, and will cause each Affiliate User (as defined in Section 3(c)(ii)) to use, the Equipment in a reasonably careful and proper manner consistent with industry practice and any applicable terms of each Prime Lease and Applicable Equipment Schedule, in the conduct of the lawful business of Sublessee or such Affiliate User. Notwithstanding the foregoing, Sublessee will assume all maintenance obligations set forth in each Prime Lease and Applicable Equipment Schedule. Sublessee will comply, and will cause each Affiliate User to comply, with all applicable laws, rules and regulations in its maintenance, use and operation of the Equipment.
          (ii) Sublessee’s Affiliates will be entitled to use the Equipment on the following conditions: (A) such use is not prohibited by the relevant Prime Lease or Applicable Equipment Schedule; (B) Sublessee notifies Sublessor of such use at least five (5) business days in advance, which notice must also provide the name of the Affiliate and the location(s) at which the Equipment will be stored and/or used; (C) Sublessee provides such additional information as Sublessor may reasonably request; and (D) such use must be in a manner permitted by this Sublease. Each Affiliate of Sublessee that uses Equipment in accordance with this Section 3(c)(ii) will be referred to herein as an “Affiliate User”. With respect to each Affiliate User, the foregoing right of use will terminate automatically when such entity is no longer an Affiliate of Sublessee.
     (d) Inspection, Delivery and Acceptance of Equipment; Disclaimer of Warranties and Liability. Sublessee acknowledges that (i) it has taken possession of the Equipment from Sublessor prior to the date of this Sublease, (ii) it has inspected the Equipment prior to the date of this Sublease, and (iii) it is satisfied with the condition of the Equipment. SUBLESSEE ACKNOWLEDGES AND AGREES THAT THE SUBLESSOR HAS NOT MADE ANY (AND MAKES NO) REPRESENTATIONS OR WARRANTIES OF ANY NATURE WHATSOEVER, DIRECTLY OR INDIRECTLY, EXPRESSED OR IMPLIED, AS TO THE SUITABILITY, DURABILITY, FITNESS FOR USE, MERCHANTABILITY, CONDITION, QUALITY OR OTHERWISE OF THE EQUIPMENT. If the Equipment does not operate as represented or warranted by the manufacturer thereof, or is unsatisfactory for any reason, Sublessee may make any claim on account thereof against the manufacturer but will not make any such claim against Sublessor or the Prime Lessor. Sublessor’s sole and exclusive obligation in such case will be to use commercially reasonable efforts to assist Sublessee in making its claim against the manufacturer, provided that Sublessee pays or reimburses Sublessor upon demand for all out of pocket expenses incurred by Sublessor in providing such assistance.
     EXCEPT TO THE EXTENT PROVIDED IN SECTION 7(a), SUBLESSOR WILL NOT BE LIABLE TO SUBLESSEE FOR ANY LOSS, DAMAGE OR EXPENSE OF

ANY KIND OR NATURE RELATED TO OR CAUSED DIRECTLY OR INDIRECTLY BY ANY EQUIPMENT, THE USE OR MAINTENANCE THEREOF, THE FAILURE OF OPERATION THEREOF, THE REPAIRS, SERVICE OR ADJUSTMENT THERETO OR ANY DELAY OR FAILURE TO PROVIDE ANY THEREOF, ANY INTERRUPTION OF SERVICE OR LOSS OF USE OF THE EQUIPMENT, OR ANY LOSS OF BUSINESS OR DAMAGE WHATSOEVER AND HOWSOEVER CAUSED.
     (e) Repairs. To the extent required of Sublessor under any Prime Lease or Applicable Equipment Schedule, Sublessee, at its own cost and expense, will keep the Equipment in good repair, condition and working order (consistent with the condition of the Equipment at the Effective Time), reasonable wear and tear excepted, and will furnish any and all parts (replacement or otherwise), mechanisms and devices required to keep the Equipment in such condition. If Sublessee fails to make any repairs required in this Section 3(e) then, in addition to any other remedies available to Sublessor hereunder (including termination of this Sublease for Sublessee’s default), Sublessor may pay for any such repairs, in which event the amount so paid by Sublessor will be immediately payable by the Sublessee to Sublessor as additional rent hereunder.
     (f) Loss and Damage. Sublessee hereby assumes and will bear the risk of loss, damage, theft and destruction of the Equipment or any part thereof from and after the Effective Time (“Loss or Damage”) from any cause whatsoever and whether or not insured against; provided that Sublessee will not be responsible for any Loss or Damage for which Sublessor is not responsible as lessee under any Prime Lease or Applicable Equipment Schedule. Sublessee will promptly notify Sublessor of any Loss or Damage. In the event of Loss or Damage for which Sublessee is responsible under this Section 3(f), Sublessee will comply with applicable requirements of the relevant Prime Leases and Applicable Equipment Schedules.
     (g) Insurance. During the term of each Applicable Equipment Schedule, Sublessee will at all times, and at Sublessee’s sole cost and expense, keep the Equipment thereunder insured in accordance with the requirements of the Prime Lease and such Applicable Equipment Schedule. This obligation applies not only to policy types and limits, but also to related requirements (if any) with respect to the provision of certificates of insurance, waivers of subrogation, insurer qualifications and otherwise. Furthermore, if so required by a Prime Lease or Applicable Equipment Schedule, Sublessee will cause the relevant Prime Lessor to be named as additional insured or loss payee on the required insurance policies. Sublessee will pay the premiums therefor and deliver certificates of such insurance to Sublessor upon request. Sublessee will use commercially reasonable efforts to cause each insurer to agree, by endorsement upon the policy or policies issued by it or by independent instrument furnished to Sublessor, that it will give Sublessor thirty (30) days written notice of the effective date of any alteration, change, cancellation or modification of such policy, or of the failure by Sublessee to pay all required premiums when due. In the case of Sublessee’s failure to procure and maintain such insurance, Sublessor will have the right, but not the obligation, to obtain such insurance. The amount so paid will be immediately due and payable by Sublessee to Sublessor as additional rent hereunder. The proceeds of such insurance, at the option of Sublessor, will be applied (i) toward the replacement, restoration or repair of the Equipment, or (ii) toward payment of the obligations of Sublessee hereunder.

     (h) Return of Equipment. Upon the expiration or termination of this Sublease with respect to any piece of Equipment, Sublessee will, at its sole cost and expense, immediately surrender possession of the Equipment to the Prime Lessor by delivering the Equipment to the Prime Lessor at such place as is designated in the relevant Prime Lease or Applicable Equipment Schedule, or if no such place is designated in the Prime Lease or Applicable Equipment Schedule, at the place designated by the Prime Lessor. The Equipment so surrendered will be in the condition required by the relevant Prime Lease and Applicable Equipment Schedule. Until the delivery of possession to the Prime Lessor and acceptance by the Prime Lessor, Sublessee will continue to be liable for and will pay rental at the rate being paid immediately prior to termination or expiration, and Sublessee will in addition make all payments and keep all obligations and undertakings required of Sublessee under any and all provisions of this Sublease as though such termination or expiration had not occurred. Sublessee will be responsible for all costs associated with the return of the Equipment to the Prime Lessor, as well as the cost of any repairs necessary to return the Equipment to the Prime Lessor in the required condition, in each case in accordance with the Prime Lease and Applicable Equipment Schedule.
     (i) Purchase Option. If a Prime Lease or Applicable Equipment Schedule gives Sublessor the option to purchase Equipment from the Prime Lessor, then the following provisions will apply:
          (1) Sublessee will have the right to purchase such Equipment from Sublessor in accordance with the following: (A) Sublessee must notify Sublessor in writing of its desire to purchase the Equipment no later than two (2) business days prior to the end of the period, if any (as set forth in the Prime Lease or Applicable Equipment Schedule), during which Sublessor must notify the Prime Lessor of its intent to exercise such purchase option; (B) Sublessee (pursuant to authority granted to Sublessee under Section 3(k)) will then have the right to negotiate directly with the Prime Lessor to reach a tentative agreement on terms of purchase; (C) once terms of purchase have been tentatively agreed upon between Sublessee and the Prime Lessor, Sublessee will then notify Sublessor in writing of such purchase terms for Sublessor’s approval; and (D) if such purchase terms are approved by Sublessor (which approval Sublessor will not unreasonably withhold), then (i) Sublessor will purchase the Equipment from the Prime Lessor in accordance with such purchase terms and (ii) Sublessor will immediately sell the Equipment to Sublessee, and Sublessee will purchase such Equipment from Sublessor, on the same terms. Sublessee will pay, or reimburse Sublessor for, all taxes, fees and other costs associated with Sublessor’s purchase of the Equipment from the Prime Lessor, and Sublessee’s subsequent purchase of the same Equipment from Sublessor, pursuant to this Section 3(i). In connection with any purchase of Equipment by Sublessee pursuant to this Section 3(i), Sublessor will not be required to make any representations or warranties to Sublessee concerning such Equipment other than a representation or warranty that Sublessor has not sold, transferred or granted a security interest in the Equipment.
          (2) If Sublessee elects not to purchase Equipment, then Sublessor will have the right to purchase such Equipment from the Prime Lessor for Sublessor’s own account, without any obligation to resell it to Sublessee.
     (j) Audit and Inspection Rights. If a Prime Lease or Applicable Equipment Schedule gives the Prime Lessor the right to conduct an inspection of the Equipment or an audit or inspection of Sublessor’s facilities, processes, books, records or otherwise, for purposes of incorporating such right into this Sublease, both Sublessor and Prime Lessor will be entitled to enforce or exercise such audit and/or inspection rights against Sublessee.
          (k) Agency. During the term of this Sublease, Sublessee will have authority to act as agent of Sublessor for the following purposes (and for no other purposes): (1) to exercise Sublessor’s right to purchase Equipment pursuant to a Prime Lease or Applicable Equipment Schedule, subject to Section 3(i); (2) to discuss with a Prime Lessor issues regarding condition or quality of Equipment; (3) to discuss with a Prime Lessor rent or other charges imposed by such Prime Lessor and passed-through to Sublessee under Section 3(b); (4) to discuss with a Prime Lessor any default, failure or delay on the part of such Prime Lessor under the relevant Prime Lease (insofar as such default, failure or delay relates to the Equipment) or Applicable Equipment Schedule; and (5) such other purposes as Sublessor may specify from time to time in a writing signed by Sublessor. Notwithstanding the foregoing, Sublessee will not, without first obtaining Sublessor’s written consent: (i) bind Sublessor to any obligation, (ii) make any representations on Sublessor’s behalf, (iii) waive, release or compromise any of Sublessor’s rights or remedies, (iv) institute an action or other proceeding on Sublessor’s behalf or threaten to do the same; or (v) sign any contract, letter or other document on Sublessor’s behalf.
     4. Termination of Existing Subleases. It is the intent of Sublessor and Sublessee that all future use of the Equipment by Sublessee or its Affiliates be pursuant to either an assignment of the relevant Prime Lease(s) (as described in Section 1) or this Sublease. Accordingly, Sublessor and Sublessee hereby terminate each existing contract between them (other than this Sublease) pursuant to which Sublessee has the right to use the Equipment. If Sublessor and any other entity within the Patriot Group are currently parties to a contract pursuant to which such entity has the right to use the Equipment, Sublessor will, and Sublessee will cause each such Patriot Group entity to, terminate all such contracts. The contracts to be terminated pursuant to this Section 4 may be subleases, consent to use agreements, or otherwise.
     5. Default. The occurrence of any one or more of the following will constitute an “Event of Default” hereunder:
          (a) any breach by Sublessee of, or default by Sublessee under, any provision of this Sublease;
          (b) any breach by Sublessee of, or default by Sublessee under, any provision of any Prime Lease or Applicable Equipment Schedule required by this Sublease to be observed or performed by Sublessee, or an “event of default” under any Prime Lease or Applicable Equipment Schedule resulting from Sublessee’s acts or omissions;
          (c) Sublessee (i) becomes insolvent, (ii) makes an assignment for the benefit of creditors, (iii) admits in writing its inability to pay its debts as they become due, (iv) files an involuntary petition in bankruptcy, (v) is adjudicated as bankrupt or as insolvent, (vi) files a petition seeking for itself any reorganization, arrangement, readjustment or similar relief under any present or future statute, law, or regulation or files an answer admitting the material allegations of a petition filed against it in any such proceeding or (vii) consents to or acquiesces in the appointment of a trustee, receiver or liquidator of it or all or any substantial part of its assets or properties;
          (d) within thirty (30) days after the commencement of any proceeding against Sublessee seeking reorganization, arrangement, readjustment or similar relief under any present or future statute, law or regulation, such proceedings will not have been dismissed; or
          (e) within thirty (30) days after the appointment without Sublessee’s consent or acquiescence of any trustee, receiver or liquidator of it or of all or any substantial part of its assets and properties, such appointment will not be vacated.
     6. Remedies. Upon the occurrence of any Event of Default, Sublessor may:
          (a) proceed by appropriate court action or actions or other proceedings either at law or in equity to enforce performance by Sublessee of any and all covenants of this Sublease and to recover damages for the breach thereof;
          (b) demand that Sublessee deliver the Equipment (or if the Event of Default relates only to a particular piece(s) of Equipment, only such piece(s)) immediately to Sublessor at Sublessee’s expense at such place as Sublessor may designate; or
          (c) exercise such other remedies as would be available to the Prime Lessor against Sublessor, as lessee, under the relevant Prime Lease and Applicable Equipment Schedule (including, without limitation, any repossession or “self-help” remedies) if the act or omission by, or event affecting, Sublessee that gave rise to the Event of Default under this Sublease were an act or omission by, or an event affecting, Sublessor under the Prime Lease or Applicable Equipment Schedule. For the avoidance of doubt, it is not a condition to Sublessor’s right to exercise the remedies described in this paragraph (c) in respect of an Event of Default by Sublessee under this Sublease that Sublessor also be in breach of, or in default under, the Prime Lease or Applicable Equipment Schedule.
All remedies of Sublessor hereunder are cumulative, are in addition to any other remedies provided for by law or in equity and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one remedy will not be deemed to be an election of such remedy or to preclude the exercise of any other remedy. No failure on the part of the Sublessor to exercise, and no delay in exercising any right or remedy, will operate as a waiver thereof or modify the terms of this Sublease; nor will any single or partial exercise by Sublessor of any right or remedy preclude any other or further exercise of the same or any other right or remedy.
     7. Indemnification.
          (a) Subject to the last sentence of this Section 7(a), Sublessor will indemnify and hold Sublessee and its Affiliates, successors and permitted assigns harmless from and against any and all liabilities, losses, damages, penalties, claims, actions, suits, costs, and expenses (including, without limitation, attorneys’ fees and expenses and court costs) of any kind and nature whatsoever (collectively, “Claims and Losses”) which may be imposed on, incurred by or asserted against them to the extent relating to, arising out of, or resulting from: (i) Sublessor’s breach of, or default under, the terms and conditions of any of the Prime Leases or Applicable Equipment Schedules occurring prior to the Effective Time; (ii) Sublessor’s breach of, or default under, the terms and conditions of any of the Prime Leases occurring after the Effective Time and not involving or relating to the Equipment or an Applicable Equipment Schedule; or (iii) Sublessor’s possession or use of the Equipment prior to the Effective Time. Notwithstanding the foregoing, to the extent that any Claims and Losses are covered by both Sublessor’s indemnity in this Section 7(a) and Sublessee’s indemnity in Section 7(b), they will be covered by Sublessee’s indemnity in Section 7(b) and will be excluded from Sublessor’s indemnity in this Section 7(a).
          (b) Sublessee will indemnify and hold Sublessor and its Affiliates, successors and permitted assigns harmless from and against any and Claims and Losses which may be imposed on, incurred by or asserted against them to the extent relating to, arising out of, or resulting from one or more of the following: (i) Sublessor’s breach of, or default under, the terms and conditions of any of the Prime Leases or Applicable Equipment Schedules as a result of a breach of this Sublease by Sublessee; (ii) Sublessee’s breach of, or default under, the terms and conditions of this Sublease or any of the Prime Leases or Applicable Equipment Schedules (as incorporated into this Sublease) occurring after the Effective Time; (iii) the possession or use of the Equipment before the Effective Time by Sublessee or any entity within the Patriot Group; (iv) the possession or use of the Equipment after the Effective Time by Sublessee or any of its Affiliates (including any entity within the Patriot Group); (v) any loss or theft of, or damage to, the Equipment after the Effective Time; (vi) Sublessee’s failure to maintain or repair the Equipment in accordance with this Sublease, any Prime Lease or any Applicable Equipment Schedule; (vi) the loss or reduction of any depreciation deductions to which any Prime Lessor is entitled in respect of any of the Equipment, but only if and to the extent that Sublessor is liable for such loss or reduction under a Prime Lease or Applicable Equipment Schedule; and (vii) claims by a Prime Lessor against Sublessor that arise out of, relate to or result from Sublessee’s exercise of its agency authority pursuant to Section 3(k), unless the act of Sublessee giving rise to the claim was approved in writing by Sublessor.
          (c) The foregoing indemnification obligations will survive the expiration or termination, in whole or in part, of this Sublease.
     8. General Provisions.
          (a) Entire Agreement. This Sublease contains the Parties’ entire understanding and agreement with respect to the subject matter hereof. Any and all additional, conflicting or inconsistent discussions, agreements, promises, representations and statements, if any, between the Parties or their representatives that are not incorporated herein will be null and void and are merged into this Sublease.
          (b) Modification, Amendment and Waiver. Neither this Sublease, nor any part hereof, may be modified or amended orally, by trade usage or by course of conduct or dealing, but only by and pursuant to an instrument in writing duly executed and delivered by the Party sought to be charged therewith. No covenant or condition of this Sublease can be waived except by the written consent of the Party entitled to receive the benefit of such covenant or condition.

          (c) Assignment. This Sublease and the rights and obligations of the Parties hereunder may not be assigned or delegated (except by operation of law) and will be binding upon and will inure to the benefit of the Parties and their successors and permitted assigns.
          (d) Construction. This Sublease will not be construed more strictly against one Party than against another merely by virtue of the fact that this Sublease may have been physically prepared by one of the Parties, or such Party’s counsel, it being agreed that all Parties and their respective counsel have mutually participated in the negotiation and preparation of this Sublease. Unless the context of this Sublease clearly requires otherwise: (i) references to the plural include the singular and vice versa; (ii) references to any person or entity include such person’s or entity’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Sublease; (iii) references to one gender include all genders; (iv) “including” is not limiting; (v) “or” has the inclusive meaning represented by the phrase “and/or”; (vi) the words “hereof’, “herein”, “hereby”, “hereunder” and similar terms in this Sublease refer to this Sublease as a whole and not to any particular provision of this Sublease; (vii) article, Section, subsection, clause, exhibit and schedule references are to this Sublease unless otherwise specified; and (viii) reference to any agreement (including this Sublease), document or instrument means such agreement, document or instrument as amended or modified and in effect from time in accordance with the terms thereof and, if applicable, the terms hereof.
          (e) Notices. All notices, consents, waivers and other communications under this Sublease must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), or (c) when received by the addressee, if sent by registered U.S. mail, return receipt requested, or a nationally recognized overnight delivery service, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a Party may designate by notice to the other Party(ies)):
     To Sublessor:
PEC Equipment Company, LLC
701 Market Street
St. Louis, Missouri 63101
Facsimile No.: (314) 342-7740
Attention: Walter Hawkins, Vice President and Treasurer
     To Sublessee:
[Patriot Coal Corporation]
12312 Olive Boulevard, Suite 400
St. Louis, Missouri 63141
Facsimile No.: (___)
Attention: General Counsel
          (f) Governing Law. This Sublease will be governed by and construed under the laws of the State of Missouri without regard to conflicts of laws principles.

          (g) Choice of Forum and Jurisdiction; Costs. Any suit, action or proceeding against any Party with respect to this Sublease, or any judgment entered by any court in respect thereof may be brought in the United States District Court for the Eastern District of Missouri and the Parties hereby submit to the exclusive jurisdiction of such court for the purpose of any such suit, action or proceeding. Each Party hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Sublease brought in such court and hereby further irrevocably waives any claim that such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. If any legal action or other proceeding is brought for the enforcement of this Sublease, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Sublease, the successful or prevailing Party will be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.
          (h) Severability. If any provision of this Sublease is found by a court of competent jurisdiction to be contrary to, prohibited by or invalid under any applicable law, such court may modify such provision so, as modified, such provision will be enforceable and will to the maximum extent possible comply with the apparent intent of the parties in drafting such provision. If no such modification is possible, such provision will be deemed omitted, without invalidating the remaining provisions hereof. No such modification or omission of a provision will in any way affect or impair such provision in any other jurisdiction.
          (i) Captions. The captions, headings or titles of the various Sections of this Sublease are for convenience of reference only, and will not be deemed or construed to limit or expand the substantive provisions of such Sections.
          (j) Counterparts; Reproductions. This Sublease may be signed in any number of counterparts, each of which is an original for all purposes, but all of which taken together constitute one and the same contract, notwithstanding that all Parties are not signatories to the same counterpart. Once signed, any reproduction of this Sublease made by reliable means (e.g., photocopy, facsimile, PDF) will be considered an original.
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     IN WITNESS WHEREOF, the parties have executed this Sublease as of the day and year first above written.

SUBLESSOR:	SUBLESSEE:

PEC EQUIPMENT COMPANY, LLC	[PATRIOT COAL CORPORATION]

By:	By:

Name:	Name:

Title:	Title: